Exhibit 10.37

HHNEC WAFER SUPPLY AGREEMENT

THIS AGREEMENT, is made and entered into this 29 day of August, 2003 (“Effective Date”) by and between JAZZ/HUA HONG, LLC, a limited liability company organized in the State of Delaware (the “LLC”), NEWPORT FAB, LLC, a Delaware limited liability company d/b/a Jazz Semiconductor (“Jazz”) and SHANGHAI HUA HONG NEC ELECTRONICS COMPANY., LIMITED., a corporation formed under the laws of the Peoples Republic of China (“HHNEC”) (hereinafter LLC Jazz and HHNEC may each be referred to as a “party” and may be jointly referred to as “parties”).

PURPOSES

HHNEC is a member of the LLC and has committed to provide the LLC with semiconductor products utilizing manufacturing capacity at HHNEC’s facility in Shanghai, Peoples Republic of China. This Agreement provides the terms and conditions for the manufacture of such products by HHNEC for the LLC, including the use of the information and know-how of Newport Fab LLC d/b/a Jazz Semiconductor (“Jazz”) in order to meet LLC’s needs for Wafers and dies, and for no other purpose.

In consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall have the following meanings:

1.1           “CMOS” and “BiCMOS” shall refer to complementary metal oxide semiconductor devices and bipolar complementary metal oxide semiconductor devices, respectively.

1.2           “Delivery Date” shall mean a date for delivery of an agreed upon quantity of Wafers ordered by LLC as set forth in any LLC order.

1.3           “HHNEC’s Facility” shall mean HHNEC’s facility located at No. 1188 Chuan Qiao Road, Pu Dong, Shanghai, Peoples Republic of China.

1.4           “Intellectual Property Rights” shall mean any and all right, title and interest in and to any and all patents and all patent applications (including, without limitation, originals, divisions, continuations, continuations-in-part, CPA’s, RCE’s, provisional, extensions or reissues), design rights (whether registered or not and all applications for the foregoing), copyrights, database rights, topography rights, mask work rights, applications to register any of the aforementioned rights, trade secrets, rights in unpatented know-how and show-how, information, data, drawings, concepts, drawings, schematics, specifications, object code and machine-readable copies of any software, source code relating to any software, rights of confidence, rights of authorship, and any

Confidential treatment is being requested for portions of this document.  This copy of the document filed as an exhibit omits the confidential information subject to the confidentiality request.  Omissions are designated by the symbol [...***...].  A complete version of this document has been filed separately with the Securities and Exchange Commission.

other intellectual or industrial property rights of any nature whatsoever in any part of the world and whether arising under the common law, state law, federal law or the laws of any foreign country.

1.5           “Lead-time” shall mean the estimated amount of time required from order placement to delivery as agreed to by the parties.

1.6           “Jazz Advanced Technology” shall mean all proprietary information and know-how, no matter what form, and without limitation, related to Jazz’s .18um advanced RF CMOS process including but not limited to advanced features such […***…] and .25um /.18um SiGe BiCMOS process and improvements thereto.

1.7           “Jazz Technology” shall mean all proprietary information and know-how obtained by LLC from Jazz and provided to HHNEC by LLC, no matter what form and including without limitation information and know-how identified in Confidential Information Transmittal Report(s) (copies of which shall be provided to LLC), that relate to Jazz’s process(es) for the manufacture of Wafers, Jazz’s specifications for Wafers, Jazz’s performance criteria for Wafers and all other matters relating to Wafers and their manufacture., which has been provided to HHNEC by Jazz for the specific purpose of manufacturing wafers.

1.8           “Jazz Patent Rights” shall mean those patent rights under which LLC is licensed by Jazz during the term of this Agreement.

1.9           “General Licensed Process” shall mean qualified process for the manufacture of Wafers as communicated by LLC to HHNEC from time to time during the term of this Agreement, which has been general licensed to HHNEC, as set forth in Technology Transfer Agreement, to enable HHNEC to do foundry business.

a)            […***…] RF CMOS,

b)           […***…] RF CMOS,

c)            […***…] CMOS

d)           […***…] CMOS

1.10         “Process” shall mean qualified process for the manufacture of Wafers as communicated by LLC to HHNEC from time to time during the term of this Agreement, which has been general licensed to HHNEC,

1.11         “Have Made Licensed Process” shall mean qualified process referenced in section 1.6 above, for the manufacture of Wafers as communicated by LLC to HHNEC from time to time during the term of this Agreement to be used by HHNEC for Jazz’s second source requirements,

1.12         “SiGe” (when used without an indication of performance) shall refer to silicon germanium semiconductor devices, generally.

1.13         “Term” shall have the meaning ascribed to it in Article 13.

1.14         “Wafers” shall mean wafers that have been manufactured or processed according to the Process so as to include or embody any of the products listed on Exhibit A attached hereto.

1.15         “Wafer Acceptance Criteria” shall mean those written Wafer specifications, engineering requirements, performance criteria, etc. provided by LLC to HHNEC and mutually agreed by LLC and HHNEC, from time to time during the term of this Agreement.

1.16         “WIP” shall mean work in process and includes all wafer and dies not yet delivered to LLC.

Capitalized terms not defined herein shall have the same meaning ascribed to them in the Limited Liability Company Agreement of Jazz/Hua Hong, LLC (the “LLC Agreement”), the License Agreements and the Supply Agreements between Jazz/Hua Hong, LLC and Jazz Semiconductor.

ARTICLE 2

PURCHASE OF WAFERS; PURCHASE FORECASTS, ETC.

2.1           HHNEC shall manufacture Wafers utilizing the Process for LLC. LLC will purchase Wafers manufactured by HHNEC in accordance with the terms of this Agreement.

2.2           For the term of this Agreement, LLC shall provide to HHNEC on or before the […***…], a six (6) month rolling forecast setting forth its estimated requirements by month for Wafers.

Solely to allow for the well balanced loading in HHNEC’s facility(ies), both parties shall review the next six months loading plan commencing from the first loading, twice per year. Subject to Section 2.4, The loading plan shall constitute a binding commitment of LLC to HHNEC to buy a minimum 50% of the loading plan, from Q42004 till the end of 2005, and a binding commitment of HHNEC to manufacture in accordance to loading plan all wafers ordered by the LLC

Commencing January 1, 2006, for each fixed 6 month period during the term of this agreement HHNEC’s capacity commitment to the LLC shall be based on the average loading of the prior three months [For example the HHNEC capacity commitment for the period January 1 – June 30, 2006 shall be based on the loading average of October 1, 2005 through December 31, 2005.] Such loading plan shall constitute a binding commitment of LLC to HHNEC to buy minimum 50% of the loading plan and a binding commitment of HHNEC to manufacture in accordance to loading plan all wafers ordered by the LLC. The LLC may inform HHNEC of its requirements for additional loading above the loading plan, and provided the LLC commits to purchase […***…] of such additional loading,  HHNEC shall perform its commercially best effort to supply wafers for LLC to support such upside demand requests

In the event of order cancellation after wafer starts, following penalty charges apply:

[…***…]

2.3           LLC shall place its purchase order for Wafers with HHNEC in accordance with the Lead-time.

2.4           The LLC agrees, provided the processes/products are qualified on time, and Jazz customers have approved sourcing through HHNEC, to order a minimum of […***…] wafers per month commencing October 1, 2004, and for all of 2005.

2.5           Except as expressly stated in this Article, nothing herein shall be construed as an obligation on the part of LLC to purchase any quantity of Wafers from HHNEC.

ARTICLE 3

ORDERS

3.1           LLC shall place orders for the Wafers by mail or by facsimile to HHNEC or in another mutually agreed upon way by the […***…] of calendar month for wafers outs in the calendar month […***…] hence, except for […***…] processes which will be placed […***…] hence. HHNEC shall, within […***…] after receipt of such orders, send LLC an acknowledgement of such orders. […***…].

3.2           The terms of this Agreement shall supersede the terms of any LLC purchase order and/or HHNEC’s acknowledgment/acceptance of such purchase order. Although it is recognized that the parties may, for their respective convenience, desire to use standardized purchase order forms,  acknowledgment forms and other documents which may contain terms in addition to or at variance with the terms of this Agreement, no purchase order or acknowledgement will amend this Agreement and all purchase order or acknowledgements shall be subject to the terms and conditions of this Agreement regardless of statements to the contrary contained within the purchase order or acknowledgment.

3.3           All matters designated herein as subject to agreement of the parties must be agreed upon in a writing signed by authorized representatives of both parties for such agreement to be effective. All issues that arise during the Term that are not addressed by the terms herein shall be resolved in accordance with Article 15 below.

ARTICLE 4

MANUFACTURE OF WAFERS, ETC.

4.1           HHNEC shall manufacture Wafers only according to the Process.

4.2           HHNEC shall, at its own expense, install all equipment necessary to support a minimum of 5,000 wafer starts per month of 0.18 um CMOS wafer production capacity commencing by December 2004 and additional 5000 by the end of 1H2005 for a total of 10,000 wafer starts per month.

4.3           Further, HHNEC shall install, at its own expense, all equipment necessary to support the manufacture of Jazz 0.18 um CMOS/SiGe Wafers, and qualify Jazz 0.18 RF CMOS/SiGE by the end of the third quarter 2004.

4.4           HHNEC shall guarantee capacity on a first right of refusal basis, provided Jazz forecasts with 6 months advanced notice, up to eight thousand (8,000) wafers per month commencing October 1, 2004, and up to ten thousand (10,000) wafers per month commencing January 1, 2005 for the term of this agreement and any extension thereof; and HHNEC shall perform its commercially best effort to supply wafers for Jazz upside demand beyond such levels.

4.5           Within a reasonable time after the Effective Date, LLC shall provide HHNEC with Jazz Technology and other technical assistance to enable HHNEC to implement the Process to manufacture Wafers. Prior to the commercial production of Wafers, LLC shall verify that HHNEC is utilizing the Process in accordance with LLC’s specifications to produce Wafers meeting the Wafer Acceptance Criteria. Absent prior approval and subsequent verification by LLC, HHNEC shall not deviate from the Process once the process at HHNEC’s Facility is verified.

4.6           HHNEC shall provide authorized personnel of LLC and/or Jazz with access to the HHNEC Facility in order to assist HHNEC in implementing the Process and, thereafter, to periodically verify that HHNEC is manufacturing Wafers according to the Process, that Wafers meet Wafer Acceptance Criteria and as otherwise necessary in LLC’s or Jazz’s discretion to inspect the Process and/or HHNEC’s Facility for compliance with the terms of this Agreement. LLC and/or Jazz shall give reasonable notice of its intent to inspect HHNEC’s Facility.

4.7           LLC and/or Jazz shall help HHNEC to qualify the suppliers to HHNEC of major equipment, chemicals and other components required to manufacture the Wafers in accordance with the Process and the terms hereof upon required by HHNEC.

4.8           LLC shall provide HHNEC with advance written notice of changes in Process and Jazz Technology relating thereto. With assistance from LLC and/or Jazz, HHNEC shall change its process to comply with any changes, verify the Process as changed and assist LLC in verifying the Process as changed. LLC and/or Jazz will be responsible for the wafer price increase based upon actual cost and re-qualification cost due to such mentioned Process change only if requested by Jazz.

4.9           A) Costs associated with the general process production:  Each party shall use its commercially reasonable efforts to complete, and shall bear its own expenses in connection with, the actions associated with enabling HHNEC to utilize the processes identified in the Technology License and Transfer Agreement, or general process production, verifying HHNEC’s process, implementing changes to Process and ensuring that Wafers meet Wafer Acceptance Criteria, however, Jazz will be responsible for the cost associated with lab work and testing of the product, and HHNEC shall provide engineering support, photo masks, and engineering wafers to support the technology transfer identified herein. The technology transfer completes at the time of process qualification defined by meeting the Fabless Semiconductor Association standards.

B) Costs associated with Have Made production:  Each party shall use its commercially reasonable efforts to complete, and shall bear its own expenses in connection with, the actions associated with enabling HHNEC to utilize the Have Made Licensed Process, implementing changes to Have Made Licensed Process and ensuring that Wafers meet Wafer Acceptance Criteria, however, Jazz and/or its customer will be responsible for the cost associated with photo masks, lab work and testing of the product, and HHNEC shall provide engineering support, and engineering wafers to support the technology transfer identified herein. The technology transfer completes as defined by the Technology License and Transfer Agreement.

C) HHNEC guarantees a wafer yield no less than […***…].

4.10         Without expressed written consent by Jazz, HHNEC shall not use Process,- Jazz Technology, or Jazz Advanced Technology, at any location other than HHNEC’s Facility or for any purpose other than as provided for in the Technology License and Transfer Agreement and the Technology Sublicense Agreements.

4.11         LLC may at any time request HHNEC to halt the manufacture of Wafers still in-process and HHNEC shall effect production stoppage. Such mentioned manufacturing halt shall not exceed […***…], and LLC acknowledges that there will be […***…] based on the halt date and characteristics of Wafers. The manufacture of Wafers shall remain on hold pending written directions from LLC. HHNEC shall re-start the manufacture of Wafers within […***…] after receipt of LLC’s written request, subject to LLC’s agreement to […***…].

ARTICLE 5

PRICES AND PAYMENT

5.1           Prices for LLC’s purchases of Wafers, are provided herein, and HHNEC guarantees that wafer prices shall be […***…].

5.2           HHNEC and the LLC shall review wafer pricing annually and adjust pricing downward consistent with market price decline but in no event more than a […***…] downward adjustment per annum.

5.3           […***…].

5.4           All prices are stated in U.S. Dollars. All prices include all taxes, export duties, and other charges imposed by the Peoples Republic of China and any local governments in the Peoples Republic of China but are exclusive of all federal, state or local sales, use, excise, or similar taxes imposed by the United States of America and any local governments within the United States of America. Any such tax(es) shall be separately itemized on HHNEC’s invoice(s) and paid by LLC, or, in lieu thereof, LLC shall furnish HHNEC a properly executed tax exemption certificate prior to shipment.

5.5           HHNEC shall invoice LLC upon HHNEC’s shipment of such Wafers to LLC. Payments from LLC shall be due […***…] from the date of HHNEC’s invoice, LLC shall pay the Invoices by wire transfer or check, payable in U.S. Dollars. LLC shall make any wire transfer payment requested by HHNEC to the account designated below or as otherwise directed by HHNEC in writing:

Name: Shanghai Hua Hong NEC Electronics Co., Ltd.

[…***…]

Intermerdiary Bank’s Name & Account No.:

[…***…]

ARTICLE 6

TERMS OF DELIVERY, PACKING

6.1           The terms of delivery are FOB Shanghai Pudong airport as defined in Incoterms 2000.

6.2           Wafers shall be packed in accordance with LLC’s packing instructions in accordance with Jazz or HHNEC specifications [NPB PS-0414], and which shall be mutually agreed by HHNEC and LLC from time to time. Prices for Wafers include the cost of packing. Each delivery of Wafers to LLC must include a packing list that contains at least LLC Order number, the quantity of Wafers shipped; the Process Control Monitor (PCM) data of the shipped Wafers (either as hard copy or location of web-based data); the date of shipment and the results of any testing performed on the Wafers pursuant to the Wafer Acceptance Criteria.

6.3           HHNEC shall be responsible for complying with all regulations and paying for all duties relating to the export from the Peoples Republic of China. LLC shall have obligation to HHNEC with respect to any regulation or duty relating to the import of Wafers. HHNEC shall be responsible for meeting all customs requirements relating to Wafers in the Peoples Republic of China. LLC and HHNEC shall at all times take necessary steps to expedite all shipments of Wafers through customs.

6.4           HHNEC shall be responsible for meeting all import and export controls relating to Wafers both in the Peoples Republic of China and the United States of America. LLC shall provide reasonable assistance in meeting import and export control requirements. Prices for Wafers include the cost of export control compliance.

6.5           LLC will promptly notify HHNEC concerning any visible damage to Wafers or shipping containers from shipment. LLC agrees to reasonably assist HHNEC in asserting any claim for such loss or damage against HHNEC’s carrier for the loss or damaged involved.

ARTICLE 7

DELIVERY DATES

7.1           HHNEC will make best efforts to schedule the Delivery Dates consistent with HHNEC’s Lead-time. The Delivery Date shall be specified in LLC’s order. HHNEC shall deliver Wafers according to such Delivery Dates.

7.2           Unless otherwise notified by HHNEC, all orders will be delivered complete. HHNEC will give LLC prompt notice if it reasonably expects a delay in a Delivery Date or if only a portion of the Wafers will be available for delivery to meet a Delivery Date. For partial shipments, HHNEC will deliver the available Wafers unless directed by LLC to reschedule a delivery.

7.3           If HHNEC cannot deliver the Wafers in accordance with the Delivery Dates due to HHNEC’s fault, then HHNEC shall, as soon as HHNEC becomes aware of the delay, inform LLC thereof and HHNEC shall propose a new date for delivery (the “New Date”‘) using HHNEC commercially reasonable best effort to expedite the delivery and mitigate any delay caused by such default. In the event the New Date is unacceptable to LLC, LLC shall none the less grant HHNEC […***…] of grace period. In the event HHNEC fail to deliver the Wafers within such grace period, HHNEC acknowledges that there will be reasonable charge based on the delay period:

-              […***…]

-              […***…]

-              […***…]

-              […***…]

7.4           HHNEC shall provide WIP data to LLC via electronic file extracts from its shop floor manufacturing system.

7.5           HHNEC and LLC will collaborate and establish cycle time and delivery performance metrics.

7.6           Within […***…] after the mass production starts, HHNEC shall prepare and submit to LLC a plan to reduce Leadtime. HHNEC shall review the Leadtime improvement plan in each quarterly business review meeting to reasonably reduce cycle time of manufacturing.

7.7           HHNEC shall notify LLC in writing at least […***…] in advance of end of life on any product or process technology to allow LLC to meet LLC’s requirement for such continuously loading product.

ARTICLE 8

INSPECTIONS, QUALITY REQUIREMENTS AND ACCEPTANCE

8.1           Wafers furnished hereunder shall be inspected and/or tested by HHNEC prior to shipment for conformance with the Wafer Acceptance Criteria. No Wafers shall be shipped by HHNEC that fail to meet the Wafer Acceptance Criteria.

8.2           LLC, at its option, may inspect and/or test Wafers after receipt for conformance with the Wafer Acceptance Criteria.

8.3           LLC shall accept or reject the Wafers in each shipment within […***…] of its receipt of Wafers.

8.4           HHNEC shall be responsible for meeting LLC quality specification and any extended requirements as may be mutually agreed between the parties.

8.5           HHNEC shall establish internal quality and reliability requirements to meet or exceed LLC’s quality and reliability specification.

8.6           HHNEC shall maintain process monitor data for each device for […***…].

8.7           HHNEC shall demonstrate to LLC that there is a traceability system defining unique lot and wafer number markings on each wafer. HHNEC must maintain the traceability records for […***…].

ARTICLE 9

WAFER WARRANTY AND RETURNS

9.1           HHNEC warrants that all Wafers furnished under this Agreement will be free from defects in material and workmanship and in conformity with the Wafer Acceptance Criteria. Prior to shipment to LLC, in the event that HHNEC discovers that any of the Wafers do not meet any one of the Wafer Acceptance Criteria, HHNEC shall as soon as reasonably possible effect the rectification or replacement of the Wafers. Following the delivery to LLC, HHNEC will, at LLC’s option, credit or replace any Wafers that, in LLC’s discretion, do not conform to this warranty, provided HHNEC is notified of the nonconforming Wafers within thirty (30) days after LLC becomes aware of the nonconformity. HHNEC shall credit amounts paid by LLC for any Wafers that do not conform to this warranty against the account of LLC. All returns shall be shipped Ex Works, at LLC’s or its designee’s business address.

9.2           Shipping and insurance charges for any Wafers returned by LLC to HHNEC due to HHNEC’s fault shall be at HHNEC’s expense.

9.3           The warranty provided herewith shall be void in the event (a) the Wafers fail, malfunction or are damaged as a result of improper handling, storage, processing, test, or packaging by LLC or (b) the Wafers are altered or damaged by LLC.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1         HHNEC represents and warrants to LLC as follows:

(a)           HHNEC has the full right, power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of HHNEC, enforceable against HHNEC in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by HHNEC will not result in the breach of any terms of, or constitute a default under, or conflict with any obligation of HHNEC.

(c)           In the performance and delivery of wafers to the LLC or Jazz hereunder, the execution, delivery and performance of this Agreement by HHNEC will not violate any applicable law, rule, statute or regulation.

(d)            HHNEC’s use of Processes in the manufacture, offer of sale, sale and or importation into the United States of America of Wafers does not knowingly infringe upon or violate any patent, copyright, trade secret or other intellectual property or industrial rights of a third party,  this warrantee does not extend to and is expressly disclaimed for Processes and Intellectual Property Rights that have been contributed, or licensed to HHNEC by the LLC or Jazz.

(e)           HHNEC will retain sufficient capacity at HHNEC’s Facility to meet its obligations to manufacture Wafers under this Agreement.

(f)            HHNEC will not, nor will any entity or employee or agent of HHNEC, make unauthorized use of Jazz Technology.

10.2         LLC represents and warrants to HHNEC as follows:

(a)           LLC has the full right, power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of LLC, enforceable against LLC in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by LLC will not result in the breach of any terms of, or constitute a default under, or conflict with any obligation of LLC.

(c)           The execution, delivery and performance of this Agreement by LLC will not violate any applicable law, rule, statute or regulation.

(d)           To LLC’s knowledge, it has the right to use and to license others to use the Jazz Advanced Technology so as to manufacture Wafers or to have Wafers manufactured by others on behalf of LLC in accordance with the Process.

(e)           LLC will order sufficient production volume at HHNEC’s Facility to meet its obligations to load Wafers under this agreement.

10.3         EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY EITHER PARTY, AND THERE ARE NO IMPLIED WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY EITHER PARTY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE OF TRADE, PAST PRACTICES, FITNESS FOR A PARTICULAR PURPOSE, TITLE IN THIS AGREEMENT.

ARTICLE 11

INDEMNIFICATION, LIMITATION OF LIABILITY

11.1         Each party shall defend, indemnify and hold harmless the other party from any costs, loss, damage and liability, except indirect and consequential damages, which may be incurred by non-breaching party on account of (a) any breach by breaching party of this Agreement, including any inaccuracy or breach of any representation or warranty of each party contained herein, or (b) the manufacture of the Wafers, including, without limitation any claims for injury, death or property damage related to any alleged defect in any Wafers or the failure of any Wafers to conform to Wafer Acceptance Criteria.

Subject to Section 11-3 (Limitation of Liability), Jazz hereby agrees to defend, at Jazz ‘s expense, and indemnify HHNEC against damages finally awarded by a court of proper jurisdiction in any intellectual property infringement lawsuit brought by any third party against the products manufactured by HHNEC using the Jazz Process Technology to the extent that such products are sold to the LLC or Jazz and only to the extent that such infringement action is based solely on using Jazz’s Process.

Jazz has no obligation under this section, unless Jazz is promptly notified of claims, suits and actions by such third party, given all known evidence in the HHNEC possession, and given reasonable assistance in, and sole control of, the defense thereof and all negotiations for its settlement or compromise. In the event of such a claim of infringement, Jazz may, at its option: (i) obtain a license for the HHNEC to continue the use of the Jazz’s Process, or (ii) replace or modify the Jazz’ Process so as to be commercially substantially equal but non-infringing. Party C shall have no liability for any costs, loss or damages resulting from, and the HHNEC agrees to defend and indemnify the LLC and or Jazz for: (i) the use of the Jazz’s Process in combination with any other process not supplied by Jazz,  (ii) the use of the Jazz’s Process in a manner for which it was expressly restricted, (iii) the willful misconduct of HHNEC, or (iv) any settlement or compromise incurred or made by the HHNEC without the LLC or Jazz’s prior written consent. THIS ARTICLE 11 STATES JAZZ ‘S ENTIRE OBLIGATION TO THE JVC WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

Except for the claim of infringement stipulated above in this Section 11.1,each party, at its own expense, shall defend all suits or actions, provided it is promptly notified of such suits or actions, given all evidence in the other party’s possession, and given reasonable assistance in and sole control of defense thereof and all negotiations for its settlement or compromise. Each party shall have no liability to the other party for any settlement or compromise incurred or made by the other party without each party’s prior written consent.

11.2         Each party’s obligation to the other party related to a claim that any portion of the Process employed by LLC or HHNEC in the manufacture of the Wafers infringes any United States patent or trade secret rights is set forth in the JVC Agreement.

11.3         NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE HEREIN, NEITHER PARTY SHALL BE LIABLE (WHETHER BASED UPON CONTRACT, TORT, STATUTORY OR EQUITABLE THEORIES) TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, REMOTE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFITS) ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE.

ARTICLE 12

CONFIDENTIALITY

12.1         In connection with the transactions contemplated by this Agreement, HHNEC will obtain or have access to LLC Confidential Information, including but not limited to Jazz Advanced Technology IP, and design IP of the customers of Jazz Semiconductor. HHNEC guarantees the absolute protection of Jazz Advanced Technology, as well as any and all design IP of the customers of Jazz Semiconductor. LLC Confidential Information may be disclosed by HHNEC only to those persons within HHNEC who “need to know” such information in order to perform their responsibilities under this Agreement on behalf of HHNEC. HHNEC will, and will cause each of its employees to: (a) keep in confidence all LLC Confidential Information; (b) not use any LLC Confidential Information for any purpose other than the performance of this Agreement; (c) not disclose any LLC Confidential Information to any third party without LLC’s prior written consent; and (d) return all of LLC Confidential Information, regardless of form and including, without limitation, all copies, analyses, derivations and compilations of LLC Confidential Information to LLC within thirty (30) days after the termination of this Agreement for any reason and, therefore, provide verification by an officer of HHNEC that all Confidential Information has been returned to LLC.

12.2         As used herein, the term “LLC Confidential Information” means information about the business, assets or operations of LLC and Jazz, including but not limited to Jazz Technology, deemed by Jazz to be of value and not commonly known to others within LLC’s or Jazz’s industry. LLC Confidential Information will not include information which HHNEC demonstrates with documentary evidence: (a) was known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no action of the receiving party; (b) was in its possession prior to the time of the disclosure (provided that HHNEC did not receive such information from a party that was subject to a confidentiality agreement with Jazz or LLC); or (c) was developed by HHNEC independent of the disclosure by LLC.

12.3         HHNEC agrees that, because the breach or threatened breach of any of the terms of this Article 12 by HHNEC will result in immediate and irreparable injury to LLC, LLC shall be entitled to an injunction restraining HHNEC from any such breach to the fullest extent allowed by law. Any such right of equitable relief granted to LLC shall not be deemed to preclude LLC from seeking money damages or any other remedy from LLC and/or its agents in the event of such a breach.

12.4         The terms and conditions of this Agreement are deemed to be confidential, and each party will maintain such terms and conditions in strict confidence. The terms of this Agreement may be disclosed only to those persons within HHNEC’s and LLC’s organizations who “need to know” such information in order to perform their work responsibilities on behalf of their employer.

ARTICLE 13

EFFECTIVE DATE, TERM, TERMINATION

13.1         The Term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years therefrom (the “Initial Term”), unless terminated earlier in accordance with Section 13.2. Upon expiration of the Initial Term, this Agreement will renew automatically for successive one-year periods unless terminated by either party with 90 days written notice prior to the expiration of any such period.

13.2         In addition to the provisions of Section 13.1, and as otherwise set forth in this Agreement, this Agreement may be terminated by either party (a) after the Initial Term with 90 days written notice to the other party, (b) after the material breach of this Agreement by the other party which is not cured within thirty (30) days after the non-breaching party provides the breaching party with written notice of such breach (other than a failure of LLC to pay HHNEC for Wafers due to bona fide disputes concerning the acceptance, delivery or quality of any Wafers produced hereunder), (c) upon the filing of a petition by the other party seeking to take advantage of any laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts after thirty (30) days written notice to the other party, (d) after twelve (12) consecutive months in which LLC does not place an order for Wafers from HHNEC, (e) upon termination of the Technology License Agreement between Jazz and LLC, (f) upon termination of the Supply Agreement between Jazz and LLC, or (g) upon termination of the Limited Liability Company Agreement of LLC dated as of the date hereof.

13.3         Upon termination of this Agreement for any reason:

(a)           HHNEC shall return Jazz Technology to LLC (other than the information provided in the Technology License and Transfer Agreement entered into by the Parties contemporaneously herewith) pursuant to Section 12.1.

(b) HHNEC shall immediately cease using and remove all Jazz Advanced Technology from the Have Made Licensed Process at HHNEC’s Facility and certify to LLC in writing that Process is no longer in use.

(c)At any time and from time to time during the two (2) year period following the termination of this Agreement and upon ten (10) days prior written notice, HHNEC shall permit LLC to inspect HHNEC’s Facility to insure compliance with the obligations of this Agreement.

13.4         The expiration or termination of this Agreement shall not affect the delivery or payment for Wafers that have been ordered and confirmed prior to such termination.

13.5         The obligations set forth in Articles 5, 9, 10, 11, 12, 13, 15, 16 and 17 shall survive any cancellation or termination of this Agreement as described in this Article 13.

13.6         Breach; Remedy: If any party committed a material breach of its obligations under this Agreement, the non-breaching party shall first give written notice of breach to the breaching party and request the breaching party to correct the breach within thirty (30) days from the date of its receipt of the notice unless expressly provided otherwise in this Agreement, including but not limited to section 12. In the event that the breaching party failed to correct the breach within the curing period, the non-breaching party shall then be entitled to claim damages from the breaching party. The remedies under this Section 7.3 shall be in addition to any other remedies available to the non-breaching party.

ARTICLE 14

MARKETING PLAN

14.1         The Parties agree to work further towards a marketing plan

ARTICLE 15

SETTLEMENT OF DISPUTES AND APPLICABLE LAW

15.1         Any dispute arising from, out of the implementation of, or in connection with this Agreement shall be settled through friendly consultation between the Parties. In the event that no settlement of the dispute can be reached through consultation within sixty (60) days following the date on which a written request for consultation by any Party, the dispute shall be submitted by the claimant (the “Claimant”) to the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden and be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce as in effect on the date of arbitration.

(a)           The arbitration tribunal shall consist of three (3) arbitrators. The Claimant and the respondent (the “Respondent”) shall each select one (1) arbitrator. The third arbitrator, who shall be chairman of the arbitration tribunal, shall be selected jointly by the claimant and the Respondent. If the Claimant and the Respondent are unable to agree as to the selection of the third arbitrator within thirty (30) days, then the third arbitrator shall be selected by the Arbitration Institute of the Stockholm Chamber of Commerce. The third arbitrator shall not be a citizen of PRC.

(b)           All the proceedings in any such arbitration will be conducted in English.

(c)           The arbitration award shall be final and binding upon all Parties. The arbitration costs shall be paid according to the award as fixed by the arbitration tribunal.

(d)           During the period when a dispute is being resolved, the Parties shall in all other respects continue to exercise their remaining respective rights and fulfill their respective obligations under this Agreement except for such rights, obligations and other matters which are subject to the arbitration.

15.2         All deadlines in this Article may be extended by mutual agreement.

15.3         This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, United States of America, without regard for its choice and or conflict of laws provisions and without regard to the United Nations Convention on Contracts for the International Sale of Goods and is subject to all other applicable governmental laws and regulations, including but not limited to applicable regulations and requirements of any United States regulatory agency concerning the import of Wafers into the United States of America and the export of Jazz Technology from the United States of America. This Agreement has been made in the English language and all documents and communications (including any arbitration or mediation proceedings and any documents or communications delivered in connection therewith) between the parties hereto shall be in the English language. Any translations of this Agreement or any documents relating to this Agreement shall be for convenience purposes only and the parties hereto agree that the English language version of this Agreement and the documents relating hereto shall govern and control for all purposes.

15.4         The rights and obligations of the LLC under this Agreement shall inure to the benefit of Jazz, its representatives, successors and assigns.

ARTICLE 16

FORCE MAJEURE

16.1         Neither LLC nor HHNEC shall be liable in damages for failure to deliver or for delay in delivery or performance arising out of causes beyond its reasonable control including, but not limited to, war, acts of God, acts of terrorism, civil disturbance, fire, flood, earthquake, epidemic, quarantine restrictions, unusually severe weather, acts or defaults of common carriers, freight embargoes, strike or other labor trouble, lack of or inability to obtain raw materials, transportation, labor, fuel or supplies; power outages, governmental laws, acts, regulations, embargoes, or orders (whether or not such later prove to be invalid), or any other cause, contingency or circumstance within or without the United States not subject to such party’s reasonable control (a “Force Majeure Event”). The party suffering a Force Majeure Event shall promptly notify the other party of such Force Majeure Event. A party shall be excused from its performance to the extent caused by such Force Majeure Event; provided that such party (i) gives notice of the Force Majeure Event to the other party promptly after its occurrence, (ii) uses its reasonable efforts (including executing any disaster plan) to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Force Majeure Event, promptly performs or completes performance of the obligations which were prevented or delayed. In the event HHNEC’s inability to perform continues for one hundred twenty (120) days,  or more from notification to LLC of the Force Majeure Event, LLC shall have the right to terminate its obligations to HHNEC with no further liability under this Agreement upon prompt written notice. The take or pay obligations of Jazz shall be suspended upon the date of the Force Majeure until the Force Majeure is cured, and if cured with 120 days of the first date of the Force Majeure the Jazz take or pay obligations shall extend to cover the amounts not received during such suspension.

ARTICLE 17

ACCOUNTING AND RECORDS

17.1         HHNEC will keep complete, true and accurate books of account, records of production, engineering documents, etc. for the purpose of showing its compliance with the terms of this Agreement. Such books, records and documents will be kept at HHNEC’s principal place of business for at least five (5) years (seven (7) years for process monitor data) after the end of the quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of LLC. The representative will be obliged to treat as confidential all relevant matters. Such inspections shall be at the expense of LLC, unless a variation or error exceeding […***…] of the total value for the period of audit, is discovered in the course of any such inspection, whereupon HHNEC shall pay all audit fee relating thereto. HHNEC will promptly pay to LLC the full amount of any underpayment, together with interest thereon at the maximum rate of interest allowed by law.

ARTICLE 18

COMPLIANCE WITH LAWS

18.1         In exercising its rights and meeting its obligations under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any domestic or foreign governmental body having jurisdiction over the exercise of rights under this license. Each Party further agrees to indemnify and hold the other party harmless from and against any costs, expenses, attorney’s fees, citation, fine, penalty and liability of any kind which might be imposed by reason of any asserted or established violation of any such laws, order, rules or regulations.

ARTICLE 19

MISCELLANEOUS

19.1         Each party hereto is contracting independently with the other and there is no agency, employment or other relationship except as may be expressly set forth herein. Neither party is authorized nor has the power to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any matter whatsoever.

19.2         The headings used in this Agreement are inserted for convenience only and shall not affect the interpretation of the respective provisions of this Agreement.

19.3         HHNEC shall not assign or subcontract its rights and obligations under this Agreement without the prior written consent of LLC.

19.4         The following persons shall act as the representatives of the parties regarding notices, performance, extension, dispute resolution, termination and changes in respect of this Agreement:

If to HHNEC:

Chairman of Board

Shanghai Hua Hong NEC Electronics Company, Limited.

No. 1188, Chuan Qiao Road, Pu Dong,

Shanghai, Peoples Republic of China

If to LLC:

Mr. Shu Li

Jazz/Hua Hong, LLC

4321 Jamboree Road

Newport Beach, CA 92660

If to Jazz:  Jazz Semiconductor

Address:4321 Jamboree Road, Newport Beach, California, USA 92630

Attention:	President
Facsimile:	1-949-435-8455

with copies to:

Carolyn Follis, Esq.

Newport Fab, LLC

4321 Jamboree Road

Newport Beach, CA 92660

and

James B. O’Neal, Esq.

Rutan & Tucker LLP

611 Anton Boulevard, Suite 1400

Costa Mesa, CA  92626

19.5         No failure or delay of either party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the party waiving its rights.

19.6         In the event that any provision of this Agreement shall be held invalid or unenforceable as contrary to any law, statute or regulation in that regard, the invalidity or unenforceability of such provision shall in no way affect the validity of any other provision of this Agreement, and each and every provision shall be severable from each and every other.

19.7         Neither party shall make a press release, advertisement, public statement or disclosure to any third party concerning the existence of this Agreement or its contents without the express written consent of the other party not to be unreasonably withheld or delayed.

19.8         Neither party will be deemed the drafter of this Agreement (or its Exhibits), which Agreement will be deemed to have been jointly prepared by the parties. If this Agreement is ever construed, whether by a court or by an arbitrator, such court or arbitrator will not construe this Agreement or any provision hereof against any party as drafter.

19.9         This Agreement embodies the entire agreement between the parties hereto and supersedes all other prior agreements between the parties in connection with the sale of goods described herein. This Agreement cannot be modified or supplemented except in writing and signed by both parties. Neither party shall be bound by or liable to the other for any representation, promise, or inducement, whether prior to or concurrent with, made by any agent or person in the other’s employ, not embodied in this Agreement.

19.10       Time is of the essence of this Agreement, as are the provisions relating to ownership, warranties, confidential information and payments.

19.11       This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.

19.12       Each party to this Agreement, upon the request of the other party, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

19.13       Upon the request of Jazz or LLC, this Agreement shall be registered with the appropriate governmental authorities in the People’s Republic of China.

19.14      Jazz agrees that it shall be jointly and severally liable for any default in the performance of obligations by LLC under this Agreement.

19.15       Notwithstanding anything to the contrary set forth herein, LLC’s rights and remedies against HHNEC hereunder may be enforced by Jazz directly against HHNEC.

19.16       EFFECTIVENESS This Contract/Agreement shall become effective upon the effectiveness of the JOINT VENTURE CONTRACT ON THE ESTABLISHMENT AND OPERATION OF SHANGHAI HUA HONG NEC ELECTRONICS COMPANY, LIMITED Dated August 30, 2003

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

SHANGHAI HUA HONG NEC ELECTRONICS COMPANY., LIMITED.

[CORPORATE SEAL]

	By:	\s\ K. Shimakura
Name: K. Shimakura
Title:
JAZZ/HUA HONG, LLC

By: NEWPORT FAB, LLC, its Managing Member

	By:	\s\ Jeff McHenry
Name: Jeff McHenry
Title: Executive Director of Marketing

NEWPORT FAB, LLC d/b/a JAZZ SEMICONDUCTOR

	By:	\s\ Shu Li
Name: Shu Li
Title: CEO

EXHIBIT A

Wafers

All wafer products to be manufactured by HHNEC including but not limited to the following:

1.             .18 um advanced RF CMOS including advanced features such as […***…].

2.             .25 um/.18 um SiGe BiCMOS